Exhibit 99.1

Chiasma Reviews 2015 Accomplishments and Outlines

Core Objectives for 2016

Ended 2015 with Between $148 Million and $149 Million in Cash, Cash Equivalents and Marketable Securities, Which the Company Believes is Sufficient to Fund Operations at Least Through Mid-2017

Signed Long-Term Commercial Octreotide API Supply Agreement

Provides Insight About Plans for Mycapssa™ and Next Product Candidate

NEWTON, Mass., January 8, 2016 – Chiasma, Inc. (NASDAQ: CHMA), a late-stage biopharmaceutical company developing Mycapssa™ (octreotide) capsules, an investigational oral drug for the maintenance therapy of adult patients with the orphan disease acromegaly, today reviewed its key accomplishments for 2015 and provided an update on its core objectives and expected milestones for 2016.

“The past year has been one of tremendous progress for Chiasma,” said Mark Leuchtenberger, Chiasma’s chief executive officer. “Following a meeting with the U.S. Food and Drug Administration (FDA) in late 2014, at which time the FDA advised us that it had not identified an issue that would preclude us from submitting a New Drug Application (NDA) for review, we executed an aggressive, multi-faceted plan in 2015 to ready the company for the potential 2016 commercial launch of Mycapssa™ in the U.S. for the maintenance therapy of adult patients with the orphan disease acromegaly. With our regulatory progress to date, a strong management team and a robust balance sheet in place, we believe that we are well positioned for a potentially transformational 2016.”

Key 2015 Accomplishments

•	Advanced Lead Product Candidate Toward Potential Approval – In June 2015, Chiasma submitted an NDA with the FDA seeking approval for the marketing and sale of Mycapssa™ for the potential maintenance therapy of adult patients with acromegaly. The FDA accepted the NDA for filing in August 2015 and set a Prescription Drug User Fee Act (PDUFA) date of April 15, 2016. The PDUFA date is the target date for the FDA to complete its review of the NDA. In addition, Chiasma advanced its efforts to gain European approval by finalizing the design of a planned Phase 3 trial to demonstrate the non-inferiority of Mycapssa™ to injectable somatostatin analogs.

•	Strengthened Leadership Team and Organization – Chiasma increased its headcount to more than 50 employees as of year-end 2015, including key hires to its commercialization and support teams. The company’s additions during the year included its president and CEO, chief financial officer, chief commercial officer, general counsel and vice presidents of human resources, manufacturing, medical affairs, sales and patient services and market access.

•	Secured Long-Term Octreotide Supply – In December 2015, Chiasma entered into a long-term active pharmaceutical ingredient (API) commercial supply agreement with Teva API, Inc. as part of its strategy to enable Chiasma to meet its forecasted annual commercial supply of octreotide acetate.

•	Bolstered Balance Sheet – In February 2015, Chiasma closed a $70 million Series E financing round and, in July 2015, the company completed its upsized initial public offering, raising $106 million in net proceeds. Chiasma today announced that it ended 2015 with between $148 million and $149 million in cash, cash equivalents and marketable securities. Based on its current operating plan, the company expects its cash resources will be sufficient to operate the company at least through mid-2017.

•	Enhanced Board of Directors – Chiasma enhanced its Board during 2015 by announcing David Stack as chairman and adding Mark Leuchtenberger, John “Chip” Scarlett, M.D., James Tobin and John Thero as directors. Each of these individuals bring to Chiasma extensive commercial and public company leadership experience.

“With these accomplishments behind us, our focus now is squarely on obtaining U.S. approval for Mycapssa™ and launching this product commercially,” said Mr. Leuchtenberger. “Assuming that we receive FDA approval in April on our scheduled PDUFA date, we would then seek to complete final product packaging with the expectation of product availability in mid-2016. In parallel with this, we plan to scale up from our core team to our full customer-facing organization and have this team fully staffed during the third quarter of 2016. We believe this launch strategy would help to ensure a positive experience for our early patients, leading to solid patient uptake thereafter.”

Core 2016 Objectives

•	Obtain U.S. Approval and Successfully Launch Mycapssa™ – Chiasma is focused on obtaining FDA approval of Mycapssa™ for the potential maintenance treatment of adults with acromegaly, with a PDUFA date of April 15, 2016.

•	Commence Phase 3 Enrollment – In support of the company’s efforts to secure EU approval, Chiasma plans to begin enrolling patients in the company’s planned Phase 3 non-inferiority trial by early in the second quarter of 2016. This is an open-label, randomized, active-controlled study of Mycapssa™ that is anticipated to include approximately 150 acromegaly patients in the European Union, the United States and certain other countries.

•	Initiate NET Trial – Assuming U.S. approval of Mycapssa™, Chiasma plans to initiate a clinical trial of octreotide capsules for the potential treatment of patients with neuroendocrine tumors (NET) in late 2016.

•	Announce New Product Candidate – Chiasma plans to announce the company’s second product candidate by the end of 2016. Similar to Mycapssa™, this product candidate is expected to utilize the company’s Transient Permeability Enhancer (TPE®) technology platform, which enables oral delivery of peptides and other small molecules that are available today only by injection.

About Acromegaly

Acromegaly typically develops when a benign tumor of the pituitary gland produces too much growth hormone (GH), ultimately leading to significant health problems and early death if untreated. According to the U.S. National Institutes of Health, acromegaly occurs in approximately 60 people per million in the U.S. In addition, researchers estimate that three to four out of every million people develop acromegaly each year. Because symptoms often develop slowly, diagnosis may be delayed by years or decades, making it difficult to determine the total number of people with the disease.

Common features of acromegaly are facial changes, intense headaches, joint pain, impaired vision and enlargement of the hands, feet, tongue and internal organs. Serious health conditions associated with the progression of acromegaly include type 2 diabetes, hypertension, respiratory disorders and cardiac and cerebrovascular disease.

Current treatment options include surgery to remove the pituitary tumor, radiation therapy which destroys any lingering tumor cells and/or medical treatment in cases where these approaches are not possible or fully effective. Today’s medical treatments include dopamine agonists, GH antagonists and injectable somatostatin analogs, the current standard of care. Currently available somatostatin analogs require large needles for injections into the muscle (octreotide) or deep into the tissue underlying the skin (lanreotide).

About Mycapssa™

Mycapssa™ is an oral drug proposed for the maintenance therapy of adult patients with acromegaly. If approved, octreotide capsules would be the first oral somatostatin analog approved for acromegaly. Chiasma filed an NDA on June 15, 2015 for this product candidate. The FDA has accepted the NDA for filing and the PDUFA date is April 15, 2016. The PDUFA date is the target date for the FDA to complete its review of the NDA. Octreotide capsules have been granted orphan designation in the United States and the European Union for the potential treatment of acromegaly.

Octreotide capsules are an investigational drug that have not been approved for use in any jurisdiction. The trade name Mycapssa™ has been conditionally accepted by the FDA and EMA as the proprietary name for Chiasma’s octreotide capsules product candidate.

About Chiasma

Chiasma is a late-stage biopharmaceutical company focused on improving the lives of patients suffering from orphan diseases by developing and commercializing novel oral forms of therapies that are available today only by injection. The company’s lead product candidate is Mycapssa™ (octreotide) capsules, a new investigational drug for the orphan condition acromegaly, developed with Chiasma’s Transient Permeability Enhancer (TPE®) technology to facilitate gastrointestinal absorption of unmodified drug into the bloodstream safely. Mycapssa™ has not been approved for use in any jurisdiction. Using TPE® technology, Chiasma is evaluating additional proteins, peptides and small molecule drugs that are currently only available by injection, but could potentially be converted to oral delivery. TPE® technology is potentially well suited for drugs with chronic indications, where frequent dosing is required and the need for an oral alternative is greatest. Chiasma is a Delaware corporation with a wholly owned Israeli subsidiary.

Additional information can be found at www.ChiasmaPharma.com.

Online Resources

Readers should note that Chiasma communicates with investors and the public using its website (www.ChiasmaPharma.com) and its investor relations website (http://ir.chiasmapharma.com), including but not limited to company disclosures; investor presentations and FAQs; Securities and Exchange Commission filings; press releases; public conference calls and webcasts. The information that the company posts on these websites could be deemed to be material information. As a result, Chiasma encourages investors, the media, and others interested to review the information that is posted there on a regular basis. The contents of the company’s website shall not be deemed incorporated by reference in any filing under the Securities Act of 1933.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding estimated cash, cash equivalents and marketable securities as of December 31, 2015 and the sufficiency of this cash to fund operations through mid-2017, the nature of the company’s interactions with FDA and the expected timing and outcome of the NDA for Mycapssa, the timing of a potential commercial launch of this product candidate and related efforts in preparation thereof, including the ability to secure supply of API in support of a potential commercial launch, the planned Phase 3 non-inferiority trial to support EU approval and expected timing thereof, the initiation of a clinical trial of octreotide capsules for the treatment of patients with NET, and the identification of a second product candidate. Any forward-looking statements in this press release are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: risks associated with the regulatory review process generally; the risk that the FDA may not make a decision on Chiasma’s NDA by the PDUFA target date; the risk that the FDA may determine that that the data included in the NDA are insufficient for approval and that Chiasma must conduct additional clinical trials, or nonclinical or other studies before oral octreotide can be approved; the risk that the results of previously conducted studies involving oral octreotide or other product candidates will not be repeated or observed in ongoing or future studies or following commercial launch, if such product candidates are approved; risks associated with obtaining, maintaining and protecting intellectual property; risks associated with Chiasma’s ability to enforce its patents against infringers and defend its patent portfolio against challenges from third parties; the risk that oral octreotide, if approved, will not be successfully commercialized; the risk of competition from currently approved therapies and from other companies developing products for similar uses; risk associated with Chiasma’s ability to manage operating expenses and/or obtain additional funding to support its business activities; and risks associated with Chiasma’s dependence on third parties, including with respect to the manufacture of commercial supply in anticipation of commercial launch, if oral octreotide is approved. For a discussion of these and other risks and uncertainties, and other important factors, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the section entitled “Risk Factors” in the final prospectus related to Chiasma’s initial public offering filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended, as well as discussions of potential risks, uncertainties and other important factors in Chiasma’s subsequent filings with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on November 16, 2015. With respect to Chiasma’s estimated cash, cash equivalents and marketable securities as of December 31, 2015, it should be noted that this information is unaudited and that the Company has not finalized its financial results for the three and twelve months ended December 31, 2015. All information in this press release is as of the date of the release, and Chiasma undertakes no duty to update this information unless required by law.

Contacts:

Media:

Cammy Duong

MacDougall Biomedical Communications

(781) 591-3443

cduong@macbiocom.com

Investors:

Jason Fredette

Chiasma, Inc.

(617) 928-5306

Jason.Fredette@ChiasmaPharma.com